Exhibit 23.1.3

Independent Auditors’ Consent

Board of Directors and Shareholders

Florida Digital Network, Inc.

    (d/b/a FDN Communications):

We consent to the use of our report dated March 5, 2004, with respect to the consolidated balance sheets of Florida Digital Network, Inc. (d/b/a FDN Communications) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years then ended, incorporated herein and to the reference to our firm under the heading “Selected Consolidated Financial Data of FDN” and “Experts” in the prospectus.

/s/ KPMG LLP

Orlando, Florida

November 2, 2004